Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS
JASPER, IN (August 4, 2011) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $282.8 million and net income of $0.3 million, or $0.01 per Class B diluted share, for the fourth quarter of fiscal year 2011 which ended June 30, 2011.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	June 30, 2011	June 30, 2010	Percent Change
Net Sales	$282,823	$290,641	(3%)
Gross Profit	$47,178	$44,831	5%
Gross Profit %	16.7%	15.4%
Selling and Administrative Expense	$47,961	$44,081	9%
Selling and Administrative Expense %	16.9%	15.2%
Restructuring Expense	$456	$341	34%
Operating Income (Loss)	$(1,239)	$409	(403%)
Operating Income (Loss) %	(0.4%)	0.1%
Adjusted Operating Income (Loss) *	$(783)	$750	(204%)
Adjusted Operating Income (Loss) %	(0.3%)	0.3%
Net Income	$284	$793	(64%)
Adjusted Net Income *	$559	$983	(43%)
Earnings Per Class B Diluted Share	$0.01	$0.02	(50%)
Adjusted Earnings Per Class B Diluted Share *	$0.02	$0.03	(33%)

* Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

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Consolidated net sales in the fourth quarter of fiscal year 2011 decreased 3% as an increase in net sales in the Furniture segment was more than offset by a decline in net sales in the Electronic Manufacturing Services (EMS) segment. Sequentially, consolidated net sales in the fourth quarter of fiscal year 2011 decreased 10% over the most recent third quarter as a decrease in net sales in the EMS segment was only partially offset by an increase in the Furniture segment.

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Fourth quarter gross profit as a percent of net sales improved 1.3 percentage points from the prior year fourth quarter primarily related to a shift in sales mix towards the Furniture segment which carries a higher gross profit percentage than the EMS segment.

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Consolidated fourth quarter selling and administrative expenses increased 9% compared to the prior year. The increase was attributed primarily to increased labor costs, higher commissions associated with increased sales levels in the Furniture segment, and an increase in accounts receivable reserves. As a result of the increased costs and the sales mix shift towards the Furniture segment, fiscal year 2011 fourth quarter consolidated selling and administrative expenses, as a percent of net sales, increased 1.7 percentage points compared to the prior year.

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During the fourth quarter of fiscal year 2011, the Company recorded a tax benefit of $1.4 million on a pre-tax loss of only $(1.1) million resulting in an effective tax rate of 125.7%. This was caused by a loss in the U.S. which has a 35% statutory tax rate coupled with income in other countries with much lower tax rates, along with a U.S. research and development tax credit. In the prior year fourth quarter, the Company's effective tax rate was also impacted by the Company's earnings mix between U.S. and foreign jurisdictions.

•	Operating cash flow for the fourth quarter of fiscal year 2011 was a cash inflow of $28.9 million compared to an operating cash inflow of $23.8 million in the fourth quarter of the prior year.

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The Company's cash and cash equivalents declined to $51.4 million at June 30, 2011 compared to $65.3 million at June 30, 2010. The Company had no short-term borrowings outstanding at June 30, 2011 or 2010. Long-term debt including current maturities is $0.3 million.

Fiscal year 2011 annual consolidated net sales of $1.2 billion increased 7% from fiscal year 2010 net sales of $1.1 billion. Net income for fiscal year 2011 was $4.9 million, or $0.14 per Class B diluted share, inclusive of $0.6 million, or $0.01 per Class B diluted share, of after-tax restructuring expense. Net income for fiscal year 2010 was $10.8 million, or $0.29 per Class B diluted share, inclusive of $2.0 million of after-tax income, or $0.05 per Class B diluted share, resulting from settlement proceeds related to an antitrust class action lawsuit of which the Company was a member; $7.7 million of after-tax gain, or $0.20 per Class B diluted share, resulting from the sale of land and a facility in Poland; and $1.2 million, or $0.03 per Class B diluted share, of after-tax restructuring expense. Operating cash flow for fiscal year 2011 was $21.3 million compared to $13.4 million in the prior fiscal year.
James C. Thyen, Chief Executive Officer and President, stated, "Sales in our EMS segment were lower in the fourth quarter by approximately $10 million because of a decrease in orders from a few of our customers in the automotive industry as they dealt with the effects of the earthquake and tsunami in Japan. As the automotive operations impacted by this disaster begin to stabilize, we anticipate we will begin to see an increase in order demand from these customers during the first quarter of fiscal year 2012."
Mr. Thyen continued, "In our Furniture segment, both our sales and orders for the fourth quarter saw double digit percentage increases compared to the fourth quarter of last year. One of our biggest challenges in this segment continues to be margin pressure stemming from both aggressive price competition on the sales side as well as supply chain inflationary cost increases. Our team is working extremely hard to combat these challenges and return this segment to profitability. "

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	June 30, 2011	June 30, 2010	Percent Change
Net Sales	$163,128	$186,527	(13%)
Operating Income	$630	$2,790	(77%)
Operating Income %	0.4%	1.5%
Adjusted Operating Income *	$1,061	$3,114	(66%)
Adjusted Operating Income %	0.7%	1.7%
Net Income	$1,273	$2,519	(49%)
Adjusted Net Income *	$1,533	$2,699	(43%)

* Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

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Fiscal year 2011 fourth quarter net sales in the EMS segment decreased 13% from the fourth quarter of the prior year with decreased net sales to customers in the medical, automotive and public safety industries partially offset by an increase in net sales to customers in the industrial controls industry. The decline in net sales to the medical industry in the fiscal year 2011 fourth quarter was attributable to the expiration of a contract with one medical customer early in the fourth quarter of fiscal year 2011 while the effects of the Japan earthquake and tsunami impacted the Company's net sales to the automotive industry. Compared to the record net sales level reached in the fiscal year 2011 third quarter, current year fourth quarter net sales decreased 18% on the decline in net sales to the medical and automotive markets.

•	Gross profit as a percent of net sales in the EMS segment for the fourth quarter of fiscal year 2011 increased 0.4 percentage points when compared to the fourth quarter of the prior year.

•	Selling and administrative costs in this segment increased 4% in the fiscal year 2011 fourth quarter when compared to the prior year primarily related to an increase in accounts receivable reserves and labor costs which were partially offset by lower incentive compensation costs.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	June 30, 2011	June 30, 2010	Percent Change
Net Sales	$119,695	$104,105	15%
Operating Loss	$(1,473)	$(3,147)	53%
Operating Loss %	(1.2%)	(3.0%)
Net Loss	$(906)	$(1,992)	55%

•
Fiscal year 2011 fourth quarter net sales of furniture products increased 15% compared to the prior year on increased net sales of both office and hospitality furniture. Sequentially, fourth quarter fiscal year 2011 net sales in this segment increased 4% over the third quarter of fiscal year 2011 on increases in office furniture.

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Gross profit as a percent of net sales declined 0.3 percentage points in the Furniture segment in the fourth quarter of fiscal year 2011 when compared to the prior year primarily due to increased price discounting on select product as competitive pricing pressures continue, inflationary commodity cost increases, and higher freight and fuel costs. These cost increases were partially offset by the favorable impact of price increases on select product, the fixed cost leverage gained on the increased sales volumes and lower employee healthcare costs.

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Selling and administrative costs in the Furniture segment for the fourth quarter of fiscal year 2011 increased 7% when compared to the prior year on higher labor costs and higher commissions associated with the increased sales levels. As a percent of net sales, fiscal year 2011 fourth quarter selling and administrative expenses declined 2.0 percentage points compared to the prior year on the leverage from the increase in revenue.

•	The Furniture segment recorded an operating loss of $(1.5) million during the fourth quarter of fiscal year 2011, an improvement from the $(3.1) million loss in the prior year fourth quarter.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures on a consolidated basis used within this release include 1) operating income(loss) excluding restructuring charges, 2) net income excluding restructuring charges, and 3) earnings per Class B diluted share excluding restructuring charges. The non-GAAP financial measures on a segment basis used within this release include 1) operating income excluding restructuring charges and 2) net income excluding restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the costs incurred in executing its restructuring plans. Excluding the restructuring charges allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, disruption in the supply chain due to the earthquake and tsunami in Japan, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2010 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:         Thursday, August 4, 2011
Time:        11:00 AM Eastern Time
Dial-In #:    866-700-6979 (International Calls - 617-213-8836)
Pass Code:    Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through August 18, 2011.
Replay Dial-In #:    888-286-8010 (International Calls - 617-801-6888)
Replay Pass Code:    24261552

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial Highlights for the fourth quarter and fiscal year ended June 30, 2011, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	June 30, 2011		June 30, 2010
Net Sales	$282,823	100.0%	$290,641	100.0%
Cost of Sales	235,645	83.3%	245,810	84.6%
Gross Profit	47,178	16.7%	44,831	15.4%
Selling and Administrative Expenses	47,961	16.9%	44,081	15.2%
Restructuring Expense	456	0.2%	341	0.1%
Operating Income (Loss)	(1,239)	(0.4%)	409	0.1%
Other Income (Expense)-net	133	0.0%	(217)	0.0%
Income (Loss) Before Taxes on Income	(1,106)	(0.4%)	192	0.1%
Benefit for Income Taxes	(1,390)	(0.5%)	(601)	(0.2%)
Net Income	$284	0.1%	$793	0.3%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.00		$0.02
Class B	$0.01		$0.02
Diluted Earnings Per Share:
Class A	$0.00		$0.02
Class B	$0.01		$0.02

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,750		37,611
Diluted	37,873		37,701

	Fiscal Year Ended
(Amounts in Thousands, except per share data)	June 30, 2011		June 30, 2010
Net Sales	$1,202,597	100.0%	$1,122,808	100.0%
Cost of Sales	1,008,005	83.8%	946,275	84.3%
Gross Profit	194,592	16.2%	176,533	15.7%
Selling and Administrative Expenses	191,167	15.9%	181,771	16.2%
Other General Income	0	0.0%	(9,980)	(0.9%)
Restructuring Expense	1,009	0.1%	2,051	0.2%
Operating Income	2,416	0.2%	2,691	0.2%
Other Income-net	2,021	0.2%	3,277	0.3%
Income Before Taxes on Income	4,437	0.4%	5,968	0.5%
Benefit for Income Taxes	(485)	0.0%	(4,835)	(0.5%)
Net Income	$4,922	0.4%	$10,803	1.0%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.12		$0.27
Class B	$0.14		$0.29
Diluted Earnings Per Share:
Class A	$0.12		$0.27
Class B	$0.14		$0.29

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,726		37,459
Diluted	37,873		37,561

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30
(Amounts in Thousands)	2011	2010
Net Cash Flow provided by Operating Activities	$21,349	$13,382
Net Cash Flow provided by (used for) Investing Activities	(33,727)	192
Net Cash Flow used for Financing Activities	(7,670)	(20,521)
Effect of Exchange Rate Change on Cash and Cash Equivalents	6,115	(3,643)
Net Decrease in Cash and Cash Equivalents	(13,933)	(10,590)
Cash and Cash Equivalents at Beginning of Year	65,342	75,932
Cash and Cash Equivalents at End of Year	$51,409	$65,342

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2011	June 30, 2010
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$51,409	$65,342
Short-term investments	0	2,496
Receivables, net	149,753	154,343
Inventories	141,097	146,406
Prepaid expenses and other current assets	50,215	43,776
Assets held for sale	2,807	1,160
Property and Equipment, net	196,682	186,999
Goodwill	2,644	2,443
Other Intangible Assets, net	7,625	8,113
Other Assets	24,080	25,673
Total Assets	$626,312	$636,751

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$12	$61
Accounts payable	149,107	178,693
Dividends payable	1,835	1,828
Accrued expenses	66,316	52,923
Long-term debt, less current maturities	286	299
Other	21,357	25,519
Share Owners' Equity	387,399	377,428
Total Liabilities and Share Owners' Equity	$626,312	$636,751

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Fiscal Year Ended
(Unaudited)	June 30		June 30
(Amounts in Thousands)	2011	2010	2011	2010
Interest Income	$233	$244	$820	$1,188
Interest Expense	(11)	(9)	(121)	(142)
Foreign Currency/Derivative Gain (Loss)	69	440	(1,208)	770
Impairment Loss on Convertible Debt Securities	(1,216)	0	(1,216)	0
Gain on Stock Warrants	1,036	0	1,041	0
Gain (Loss) on Supplemental Employee Retirement Plan Investment	98	(1,063)	3,064	1,497
Other Non-Operating Income (Expense)	(76)	171	(359)	(36)
Other Income (Expense), net	$133	$(217)	$2,021	$3,277

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share)

Operating Income (Loss) excluding Restructuring Charges

Kimball International, Inc.	Three Months Ended
	June 30
	2011	2010
Operating Income (Loss), as reported	$(1,239)	$409
Pre-tax Restructuring Charges	456	341
Adjusted Operating Income (Loss)	$(783)	$750

Electronic Manufacturing Services Segment

Operating Income, as reported	$630	$2,790
Pre-tax Restructuring Charges	431	324
Adjusted Operating Income	$1,061	$3,114

Net Income excluding Restructuring Charges

Kimball International, Inc.	Three Months Ended
	June 30
	2011	2010
Net Income, as reported	$284	$793
After-tax Restructuring Charges	275	190
Adjusted Net Income	$559	$983

Electronic Manufacturing Services Segment

Net Income, as reported	$1,273	$2,519
After-tax Restructuring Charges	260	180
Adjusted Net Income	$1,533	$2,699

Earnings Per Class B Diluted Share excluding Restructuring Charges	Three Months Ended
	June 30
	2011	2010
Earnings per Class B Diluted Share, as reported	$0.01	$0.02
Impact of Restructuring Charges per Class B Diluted Share	0.01	0.01
Adjusted Earnings Per Class B Diluted Share	$0.02	$0.03